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Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNOVA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4647021 (I.R.S. Employer Identification Number)
6001 36th Avenue West Everett, Washington (Address of Principal Executive Offices)	98203-1264 (Zip Code)
UNOVA, Inc. 2004 Omnibus Incentive Compensation Plan (Full title of the plan)
Cathy D. Younger Vice President and Corporate Secretary UNOVA, Inc. 6001 36th Avenue West Everett, Washington 98203-1264 (Name and address of agent for service)
(425) 265-2465 (Telephone number, including area code, of agent for service)
A copy of all communications, including communications sent to the agent for service should be sent to:
Eric Honick, Esq. Snow Becker Krauss P.C. 605 Third Avenue New York, New York 10158-0125 (212) 687-3860

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $.01 par value	3,000,000	$22.99*	$68,970,000*	$8,738.50

Total				$8,738.50

*
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices for UNOVA, Inc. common stock reported on the New York Stock Exchange on December 6, 2004.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed with the Securities and Exchange Commission (the "Commission") by UNOVA, Inc., a Delaware corporation, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

  (1)
  The Registrant's Current Report on Form 8-K dated January 13, 2004.

  (2)
  The Registrant's Current Report on Form 8-K dated February 12, 2004.

  (3)
  The Registrant's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004.

  (4)
  The Registrant's Current Report on Form 8-K dated April 29, 2004.

  (5)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004.

  (6)
  The Registrant's Current Report on Form 8-K dated July 9, 2004.

  (7)
  The Registrant's Current Report on Form 8-K dated July 23, 2004.

  (8)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004.

  (9)
  The Registrant's Current Report on Form 8-K dated September 8, 2004.

  (10)
  The Registrant's Current Report on Form 8-K dated September 30, 2004.

  (11)
  The Registrant's amendment on Form 8-K/A to its Current Report dated September 30, 2004.

  (12)
  The Registrant's Current Report on Form 8-K dated November 2, 2004.

  (13)
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 9, 2004.

  (14)
  The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 10 filed on August 18, 1997, as subsequently amended.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers

        Article XII of the Registrant's Certificate of Incorporation, in accordance with Section 145 of the Delaware General Corporation Law ("DGCL"), provides that the Registrant will in accordance with its By-Laws indemnify, to the full extent permitted by the DGCL, its directors and officers, as well as anyone serving at the Registrant's request as a director, officer or employee of another entity. Article XII further permits the Registrant to indemnify other persons as provided in its By-Laws.

        Article VI of the Registrant's By-Laws provides that directors and officers shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        Article VI of the Registrant's By-Laws further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if the DGCL requires, such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

        Article VI of the Registrant's By-Laws provides that a person indemnified under Article VI of the By-Laws may bring suit against the Registrant if it fails to pay a claim for indemnification within the period of time prescribed in Article VI. The Registrant may defend such a suit by proving that the person indemnified has not met the standard of conduct which makes it permissible under the DGCL to indemnify such person for the amount of the claims.

        Article VI of the Registrant's By-Laws provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the By-Laws will not be exclusive of any other right which any person may have or acquire under the Registrant's Certificate of Incorporation, By-Laws, or any statute or agreement, or otherwise.

        Article VI of the Registrant's By-Laws provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors, officers, employees or agents of the Registrant or any person serving at the request of the Registrant as a director, officer, employee or agent of another entity against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of its Certificate of Incorporation or By-Laws or the DGCL.

        Finally, Article VI of the Registrant's By-Laws provides that the Registrant may, to the extent authorized from time to time by its Board of Directors, indemnify and advance expenses to any of its employees or agents to the same extent permitted under Article VI with respect to its directors and officers.

        Article XIII of the Registrant's Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

        INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE SEC SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 8. Exhibits

Exhibit Number	Description
4.1	UNOVA, Inc. 2004 Omnibus Incentive Compensation Plan (incorporated by reference from Appendix C to the Registrant's Definitive Proxy Statement on Schedule 14A, dated April 2, 2004 and filed March 31, 2004).
5.1	Opinion of Snow Becker Krauss P.C.
23.1	Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Powers of attorney of certain directors and officers of the Registrant.

Item 9. Undertakings

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington, on December 9, 2004.

UNOVA, INC.
By	* Larry D. Brady Chairman of the Board, President and Chief Executive Officer
*By	/s/ CATHY D. YOUNGER Cathy D. Younger Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ FREDRIC B. ANDERSON Fredric B. Anderson	Director of Accounting and Financial Reporting (Chief Accounting Officer)	December 9, 2004
* Larry D. Brady	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 9, 2004
* Joseph T. Casey	Director	December 9, 2004
* Stephen E. Frank	Director	December 9, 2004
* Claire W. Gargalli	Director	December 9, 2004
* Gregory K. Hinckley	Director	December 9, 2004
* Michael E. Keane	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 9, 2004
* Lydia H. Kennard	Director	December 9, 2004
* Allen J. Lauer	Director	December 9, 2004
* Steven B. Sample	Director	December 9, 2004
* William D. Walsh	Director	December 9, 2004
* Larry D. Yost	Director	December 9, 2004
*By	/s/ CATHY D. YOUNGER Cathy D. Younger Attorney-in-fact

UNOVA, INC.

Registration Statement on Form S-8, dated
December 9, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.1	UNOVA, Inc. 2004 Omnibus Incentive Compensation Plan (incorporated by reference from Appendix C to the Registrant's Definitive Proxy Statement on Schedule 14A, dated April 2, 2004 and filed March 31, 2004).
5.1	Opinion of Snow Becker Krauss P.C.
23.1	Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Powers of attorney of certain directors and officers of the Registrant.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 6. Indemnification of Directors and Officers
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX